Exhibit 99.1

              Quaker City Bancorp, Inc. Reports Earnings
                  for Fourth Quarter and Fiscal 2004

    WHITTIER, Calif.--(BUSINESS WIRE)--July 27, 2004--Quaker City Bancorp, Inc. ("Company") (NASDAQ: QCBC), the holding company for Quaker City Bank ("Bank"), reported net earnings of $20.2 million, $3.13 per share, for the fiscal year ended June 30, 2004, compared to $22.6 million, $3.43 per share, for the fiscal year ended June 30, 2003. Net earnings for the quarter ended June 30, 2004 were $3.4 million, $0.52 per share, compared to $5.5 million, $0.86 per share, for the quarter ended June 30, 2003. The Company's net earnings for the quarter and fiscal year ended June 30, 2004 were lower than the comparable prior year periods due to expenses incurred in fiscal 2004 in connection with the Company's merger with Popular, Inc. (NASDAQ:
BPOP), as described below. All per share earnings are presented on a fully diluted basis.
    Net earnings for the quarter and fiscal year ended June 30, 2004 were less than the same periods last year, primarily due to merger related expenses of $2.9 million included in general and administrative ("G&A") expenses of $11.1 million for the quarter and $34.4 million for the year. The merger-related G&A expenses for the quarter and fiscal year ended June 30, 2004 consisted of $1.0 million for consulting, legal and proxy filing fees and $1.8 million in accelerated expenses recognized for the complete allocation of the remaining ESOP shares to employees and pension expenses relating to the freezing of Quaker City's Cash Balance Plan, as set forth in the merger agreement.
    The net interest margin for fiscal 2004 decreased to 3.52% compared to 3.83% for fiscal 2003, as the yield on interest earning assets decreased more quickly than the cost of interest bearing liabilities. The net interest margin for the quarter ended June 30, 2004 decreased to 3.41% compared to 3.70% for the same period last year. The net interest margin for the quarter ended March 31, 2004 was 3.54%.
    Return on average assets ("ROAA") for the fiscal year ended June 30, 2004 was 1.15% compared to 1.46% for the fiscal year ended June 30, 2003. ROAA for the quarter ended June 30, 2004 was 0.73% compared to 1.39% for the same period last year. The Company's return on average equity ("ROAE") for fiscal 2004 was 13.96%, compared to 17.01% for fiscal 2003. ROAE for the quarter ended June 30, 2004 was 9.01% compared to 16.13% for the same period last year. ROAA and ROAE for the latest quarter and fiscal 2004, as compared to the comparable prior year periods, were negatively impacted by merger related expenses. The book value per share at June 30, 2004 was $24.26, compared to $21.86 per share at June 30, 2003, an 11.0% increase.
    Average earning assets for fiscal 2004 increased to $1.71 billion compared to $1.51 billion for the same period last year, a 12.6% increase. Average earning assets for the quarter ended June 30, 2004 increased to $1.82 billion compared to $1.55 billion for the same quarter one year ago, a 17.3% increase. As a result of increased average earning assets, partially offset by a decrease in net interest margin, net interest income before provision for loan losses for fiscal 2004 was $60.0 million, compared to $58.1 million for the same period last year. For the fiscal year ended June 30, 2004, the Company added $800,000 to the allowance for loan losses due to growth in the real estate loan portfolio during fiscal 2004 and the establishment of specific reserves of $276,000 on one commercial real estate loan.
    Total assets for the fiscal year ended June 30, 2004, were $1.87 billion, compared to $1.62 billion for the fiscal year ended June 30, 2003, a 15.3% increase that was principally due to an increase in loans of $184.1 million and an increase in mortgage-backed securities and other investment securities of $61.5 million.
    Total other income for the fiscal year ended June 30, 2004 increased to $12.2 million from $10.3 million for the same period last year, an increase of 18.3%. The increase for fiscal 2004 was due to an increase in retail deposit fees to $6.5 million (compared to $5.1 million for the same period last year), an increase in loan servicing charges and fees to $2.2 million (compared to $2.0 million for the same period last year), an increase in commissions to $883,000 (compared to $648,000 for the same period last year), an increase in other income to $1.6 million (compared to $277,000 for the same period last year), partially offset by a decrease in gain on sale of loans held-for-sale to $1.0 million (compared to $2.3 million for the same period last year). Gain on sale of loans held-for-sale for fiscal 2004 decreased from fiscal 2003, as the fiscal year ended June 30, 2003 included the sale of a package of single family second trust deed loans for a gain of $226,000, as well as reduced loan refinancing activity to fixed rate loans that were subsequently sold, from $2.0 million for the fiscal year ended June 30, 2003 to $1.0 million for the fiscal year ended June 30, 2004. Other income for the fiscal year ended June 30, 2004 included the gain of $928,000 on sale of assets the Company owned with a zero basis and $609,000 in collections on loans purchased that the Company also owned with a zero basis.
    Nonperforming loans at June 30, 2004 increased slightly to $4.4 million, 0.29% of gross loans, compared to $3.3 million, 0.25% of gross loans at June 30, 2003. Nonperforming one-to-four family and commercial and industrial real estate loans at June 30, 2004 both increased $700,000 from June 30, 2003. There was no real estate acquired through foreclosure ("REO") as of June 30, 2004 and June 30, 2003. Total nonperforming assets increased to $4.4 million, or 0.24% of total assets at June 30, 2004, compared to $3.3 million, or 0.20% of total assets, at June 30, 2003. The Company includes as nonperforming assets nonaccrual loans 60 or more days past due, troubled debt restructured loans and REO.
    The ratio of G&A expenses to average assets was 1.96% for fiscal 2004, compared to 1.82% for fiscal 2003. The ratio of G&A expenses for the quarter ended June 30, 2004, increased to 2.38% compared to 1.88% for the same quarter last year. The efficiency ratio for fiscal 2004 increased to 47.69% compared to 41.33% for fiscal 2003. The efficiency ratio for the quarter ended June 30, 2004 increased to 60.17% compared to 43.21% for the quarter ended June 30, 2003. The efficiency ratio is the measurement of G&A expenses as a percentage of net interest income before provision for loan losses and noninterest income. The increases in the ratios of G&A expenses to average assets and the efficiency ratios for the current quarter and fiscal 2004 were primarily due to merger related expenses.
    The Company received approval from its stockholders for the pending merger with Popular Acquisition Corp., an indirect wholly-owned subsidiary of Popular, Inc. at a special meeting of stockholders held on June 16, 2004. Quaker City's stockholders adopted and approved the merger agreement, dated March 18, 2004, as supplemented, pursuant to which, among other things, Popular Acquisition Corp. will be merged into Quaker City. Quaker City and Popular are working to complete the pending merger as promptly as possible. Completion of the merger is subject to obtaining banking regulatory approvals and the fulfillment of other customary closing conditions as set forth in the merger agreement. Subject to satisfaction of such closing conditions, the merger is expected to be completed in the third calendar quarter of this year.
    The Company operates twenty-seven retail banking branches in Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties in southern California. At June 30, 2004, the Company's consolidated stockholders' equity was $152.4 million, representing 8.14% of total assets. The Bank's regulatory capital levels continue to exceed the levels necessary to be considered "Well Capitalized."

    This press release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including, but not limited to, (i) general economic, market or business conditions in the U.S. and southern California, including changes in market interest rates; (ii) real estate market conditions, particularly in southern California;
(iii) the opportunities (or lack thereof) that may be presented to and pursued by the Company; (iv) competitive actions by other financial institutions; (v) changes in federal, state, and local laws, regulations and policies affecting the Company's business; (vi) factors relating to the pending merger among the Company, Popular Acquisition Corp. and Popular, Inc; and (vii) other factors. Actual results could differ materially from those contemplated by these forward-looking statements. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this report speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement made in this report.


                       Quaker City Bancorp, Inc.
            Consolidated Statements of Financial Condition
                            (NASDAQ: QCBC)
                               Unaudited
               (Dollars in thousands, except share data)

                                             June 30,     June 30,
                                               2004         2003
Assets

Cash and due from banks                      $26,332      $31,275
Interest-bearing deposits                      1,190          943
Investment securities held-to-maturity         7,022       12,178
Investment securities available-for-sale      46,608       48,137
Loans receivable, net                      1,510,109    1,323,268
Loans receivable held-for-sale                   255        2,997
Mortgage-backed securities held-to-
 maturity                                    141,551       90,014
Mortgage-backed securities available-
 for-sale                                     90,310       73,683
Federal Home Loan Bank stock, at cost         26,115       19,807
Office premises and equipment, net             7,295        7,275
Accrued interest receivable and other
 assets                                       14,302       12,534
Total assets                              $1,871,089   $1,622,111

Liabilities and Stockholders' Equity

Deposits                                  $1,145,302   $1,084,117
Federal Home Loan Bank advances              527,000      381,500
Other borrowings -- reverse repurchase
 agreements                                   23,654           --
Accounts payable and accrued expenses          7,612        7,269
Other liabilities                             15,121       10,088
Total liabilities                          1,718,689    1,482,974

Stockholders' Equity:
Common stock, $.01 par value. Authorized
 20,000,000 shares; issued and outstanding
 6,281,783 shares and 6,365,943 at June
 30, 2004 and June 30, 2003, respectively         63           64
Additional paid-in capital                   133,590      128,581
Accumulated other comprehensive loss          (3,196)      (1,377)
Retained earnings, substantially
 restricted                                   21,943       12,197
Deferred compensation                             --         (328)
Total stockholders' equity                   152,400      139,137
Total liabilities and stockholders'
 equity                                   $1,871,089   $1,622,111



                       Quaker City Bancorp, Inc.
                 Consolidated Statements of Operations
                            (NASDAQ: QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)

                          Three Months Ended     Twelve Months Ended
                                June 30,               June 30,
                            2004       2003        2004       2003

Interest income:
Loans receivable          $21,615    $21,367     $83,976    $87,342
Mortgage-backed
 securities                 2,073      1,609       8,106      7,418
Investment securities         397        550       1,777      2,404
Other                         255        253         963      1,014
Total interest income      24,340     23,779      94,822     98,178

Interest expense:
Deposits                    4,863      5,723      19,815     24,735
Federal Home Loan Bank
 advances                   3,933      3,714      14,974     15,377
Other borrowings --
 reverse repurchase
 agreements                    59         --          59         --
Total interest expense      8,855      9,437      34,848     40,112
Net interest income
 before provision for
 loan losses               15,485     14,342      59,974     58,066
Provision for loan
 losses                       450         --         800        514
Net interest income
 after provision for
 loan losses               15,035     14,342      59,174     57,552

Other income:
Deposit fees                1,880      1,370       6,488      5,077
Loan servicing charges
 and fees                     595        533       2,239      2,035
Gain on sale of loans
 held-for-sale                 46        810       1,031      2,255
Commissions                   298        165         883        648
Gain on sale of securities
 available-for-sale            --         (1)         --         46
Other                         153         69       1,592        277
Total other income          2,972      2,946      12,233     10,338

Other expense:
Compensation and
 employee benefits          6,663      4,207      19,933     15,765
Occupancy, net              1,066        866       3,742      3,315
Federal deposit
 insurance premiums           116        108         452        434
Data processing               556        444       2,166      1,609
Advertising and
 promotional                  256        463       1,456      1,509
Consulting fees               272        282         940        923
Acquisition expense           993         --         993         --
Other general and
 administrative expense     1,183      1,100       4,753      4,719
Total general and
 administrative expense    11,105      7,470      34,435     28,274
Real estate
 operations, net               --         --           1         --
Amortization of core
 deposit intangible            28         29         114        115
Total other expense        11,133      7,499      34,550     28,389
Earnings before income
 taxes                      6,874      9,789      36,857     39,501
Income taxes                3,463      4,246      16,621     16,896
Net earnings               $3,411     $5,543     $20,236    $22,605
Average common shares
 outstanding            6,281,783  6,276,527   6,248,569  6,324,760
Shares outstanding and
 equivalents            6,510,423  6,467,792   6,457,971  6,593,582
Basic earnings per
 share                      $0.54      $0.88       $3.24      $3.57
Diluted earnings per
 share                      $0.52      $0.86       $3.13      $3.43



                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 1
                            (NASDAQ: QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)

                                           At June 30,  At June 30,
                                               2004         2003

Selected Financial Data
Total assets                               $1,871,089   $1,622,111
Total liabilities                          $1,718,689   $1,482,974
Loans receivable (1)                       $1,510,364   $1,326,265
Allowance for loan losses                     $12,380      $11,606
Investment securities (1)                     $53,630      $60,315
Mortgage-backed securities (1)               $231,861     $163,697
Deposits                                   $1,145,302   $1,084,117
Federal Home Loan Bank (FHLB) advances       $527,000     $381,500
Other borrowings -- reverse repurchase
 agreements                                   $23,654           --
Total stockholders' equity                   $152,400     $139,137
Total common shares outstanding             6,281,783    6,365,943
Book value per common share                    $24.26       $21.86
Stock price at end of period                   $54.94       $41.59

(1) Includes assets held or available-for-sale.


                             At or for the            At or for the
                             Three Months             Twelve Months
                             Ended June 30,           Ended June 30,
                            2004        2003         2004        2003
Selected Operating Data
Net interest income
 before provision for
 loan losses             $15,485     $14,342      $59,974     $58,066
Provision for loan
 losses                      450          --          800         514
Net interest income
 after provision for
 loan losses              15,035      14,342       59,174      57,552
Total other income         2,972       2,946       12,233      10,338
Total other expense       11,133       7,499       34,550      28,389
Earnings before
 income taxes              6,874       9,789       36,857      39,501
Income taxes               3,463       4,246       16,621      16,896
Net earnings              $3,411      $5,543      $20,236     $22,605
Basic earnings per
 share                     $0.54       $0.88        $3.24       $3.57
Diluted earnings per
 share                     $0.52       $0.86        $3.13       $3.43
Average earning
 assets               $1,818,324  $1,549,995   $1,705,735  $1,514,780
Average loans
 receivable           $1,501,843  $1,292,566   $1,395,753  $1,260,165
Average stockholders'
 equity                 $151,393    $137,432     $144,920    $132,899
Weighted average
 shares outstanding
 and equivalents       6,510,423   6,467,792    6,457,971   6,593,582

Performance Ratios (2)
Return on average
 assets                     0.73%       1.39%        1.15%       1.46%
Return on average
 equity                     9.01%      16.13%       13.96%      17.01%
Average equity to
 average assets             8.12%       8.64%        8.24%       8.56%
Interest rate spread
 during the period          3.20%       3.42%        3.30%       3.53%
Net interest margin         3.41%       3.70%        3.52%       3.83%
General and
 administrative expense
 to average assets          2.38%       1.88%        1.96%       1.82%
Efficiency ratio           60.17%      43.21%       47.69%      41.33%
Other expense to
 average assets             2.39%       1.89%        1.96%       1.83%

(2) All applicable quarterly ratios reflect annualized figures.



                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 2
                            (NASDAQ: QCBC)
                               Unaudited
                        (Dollars in thousands)

                                           At June 30,  At June 30,
Asset Quality Ratios and Data                  2004        2003

Nonperforming loans as a percentage
 of gross loans (3)                            0.29%     0.25%
Nonperforming assets as a percentage
 of total assets (4)                           0.24%     0.20%
Total allowance for loan losses as
 a percentage of gross loans                   0.81%     0.86%
Total allowance for loan losses as a
 percentage of total nonperforming loans     278.39%   350.95%
Total allowance as a percentage of total
 nonperforming assets (5)                    278.39%   350.95%
Net charge-offs, quarter to date                $--       $--
Nonaccrual loans (3)                         $4,447    $3,307
Troubled debt restructured loans.                --        --
Total nonperforming loans                     4,447     3,307
Real estate acquired through foreclosure         --        --
Total nonperforming assets                   $4,447    $3,307

Number of:
Pass Book/Savings Accounts                   21,705    19,231
Checking Accounts                            43,975    37,478
Money Market Accounts                         8,410     7,589

(3) Nonperforming loans are net of specific allowances and include nonaccrual and troubled debt restructured loans. Gross loans include loans held-for-sale.

(4) Nonperforming assets include nonperforming loans and REO.

(5) Total allowance includes loan and REO valuation allowances.




    CONTACT: Quaker City Bancorp, Inc.
             Rick McGill, 562-907-2275
             Dwight L. Wilson, 562-907-2241